Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Partners
Westmoreland Partners
(formerly Westmoreland-LG&E Partners):

We consent to the incorporation by reference in the registration statement on Form S-8 of Westmoreland Coal Company relating to the Westmoreland Coal Company and Subsidiaries Employees’ Savings Plan, of our report dated March 30, 2007, with respect to the statements of operations and comprehensive income, partners’ capital, and cash flows of Westmoreland-LG&E Partners for the six months ended June 30, 2006, which report appears in the December 31, 2006 Annual Report on Form 10-K of Westmoreland Coal Company.

/s/ KPMG LLP

Denver, Colorado
April 6, 2007